Exhibit 10.2

LLC Membership Interest Purchase and Sale Agreement—Short form

WS Advantage LP, ("Seller")
58 Main St.
Topsfield, MA 01983
December 23rd, 2013

Magnolia Lane Financial ("Buyer")
7 Grove St. Ste 202
Topsfield, Mass 01983

Re:     Sale and Purchase of LLC Membership Interest/General Release

To whom it may concern:

This letter agreement ("Agreement") summarizes our recent telephone conversations and meetings regarding the sale of all membership interests in Grove Realty Partners, L.L.C., a limited liability company organized and existing under the laws of the State of Massachusetts.

In consideration of the premises and the mutual covenants and conditions herein contained, we hereby agree as follows:

1.          Seller hereby sells to Buyer, and Buyer hereby purchases from Seller, all of the Seller's right, title and interest as a member of the Company (the "LLC Interest"), effective December 23rd, 2013 for the purchase price of $1,678,649 dollars (the "Purchase Price"), free and clear of all liens, claims and encumbrances, with exception to the primary mortgage at Peoples United Bank, which will be assumed. The Purchase Price shall be payable as follows: Buyer agrees to issue shares of Magnolia Lane in the amount of 101,123 Shares that are restricted shares that have been valued at $16.60 per share. Seller agrees to take on all risk and reward of the shares after this date and moving forward.

2.          Seller agrees to keep all information about the Company, its products and services which he has learned during the course of his membership therein ("Confidential Information") strictly confidential. Seller will not disclose any Confidential Infatination to a third party, or use any Confidential Information for any purpose, at any time. Seller will promptly return no later than 15 days after the execution and delivery of this Agreement, return to the Company any Confidential Information now in his possession.

3.          By their respective signatures below, each of Seller and Buyer (the "Releasing Party") hereby irrevocably and unconditionally releases the other party and the Company, and their respective successors and assigns, from any action, claim, liability, cause of action, debt, obligation, agreement or promise whatsoever, known or unknown, that the Releasing Party ever had, now have or may now or hereafter have against the other party or the Company, or which the Releasing Party may owe to any of them, from the beginning of the world to and including the date of this agreement, provided that Seller and Buyer duly perform their respective obligations under this Agreement.

4.         This agreement contains our entire agreement on this subject, supersedes any and all prior agreements and understandings, and may not be changed, withdrawn or revoked except by a written instrument signed by all of the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts, and any action, claim or proceeding brought hereunder shall be commenced exclusively in the federal or state courts located in such State.

Please confirm, by signing this letter in the space below, your agreement to the foregoing. Kindly return an original signed counterpart of this Agreement for my records.

Very truly yours,

Print Name:
Magnolia Lane Financial President

ACCEPTED AND AGREED TO:

Duly Authorized Grove Realty Partners LLC WS Advantage LP